Workday, Inc.
Change in Control Policy
(September 3, 2020)

ELIGIBILITY
Executive officers for purposes of Section 16 of the Exchange Act of 1934, as amended (“Section 16 Officers”), other Executive Vice Presidents, and other employees designated by the Board of Directors or the Compensation Committee of Workday, Inc. (“Workday”) are eligible to participate in the Change in Control Policy (each a “Participant”). A Participant shall cease to be a Participant under the Policy (i) upon termination of employment with Workday prior to a Change in Control (as defined below), (ii) in the event such Participant is no longer either a Section 16 Officer or an Executive Vice President, or (iii) upon the recommendation of a Co-Chief Executive Officer or the Chief People Officer and confirmation by the Board of Directors or Compensation Committee.

BENEFITS
Under the Change in Control Policy, in the event of a Qualifying Termination in connection with a Change in Control (as each is defined below) and contingent upon the Participant’s execution and non-revocation of a binding separation and release agreement within 60 days following the Qualifying Termination in a form acceptable to Workday, the Participant will be entitled to receive:
i.A lump sum cash payment in an amount equal to such Participant’s annual base salary as in effect immediately prior to the Change in Control, less applicable withholding taxes;
ii.Accelerated vesting of 50% of the amount of Participant’s unvested equity awards immediately prior to the Qualifying Termination; and
iii.A lump sum cash payment in an amount equal to an estimate of the aggregate premiums for continuation coverage for twelve months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
The foregoing benefits in (i) and (iii) will be provided on Workday’s first customary payroll date following the sixty-first (61st) day following the Qualifying Termination.

DEFINITIONS
A “Change in Control” shall be deemed to have occurred if any one of the following events shall have occurred:
i.any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Workday’s founders or a trust, foundation or other estate planning vehicle established by one of Workday’s founders, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by Workday’s then-outstanding voting securities;
ii.the consummation of the sale or disposition of all or substantially all of Workday’s assets; or
iii.the consummation of a merger or consolidation of Workday with any other corporation, other than a merger or consolidation which would result in Workday’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation.
A “Qualifying Termination” shall be an involuntary termination of Participant’s employment upon or within twelve months following a “Change in Control” other than for “Cause,” death, or “Disability” (as defined in Section 409A of the Code) or a voluntary resignation for “Good Reason.”

DEFINITIONS (Continued)
“Cause” shall mean
i.Misconduct or gross negligence in the performance of Participant’s duties;
ii.Participant’s conviction or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year;
iii.Participant’s willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is materially injurious to the financial condition or business reputation of Workday or its affiliates; or
iv.Participant’s breach of the provisions of any contract or agreement between Participant and Workday, including without limitation Workday’s standard Proprietary Information and Inventions Agreement.
“Good Reason” shall mean
i.any material reduction in Participant’s Base Salary or target bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated Participants);
ii.the primary business office for Participant being relocated by more than 50 miles from Participant’s current primary business office; or
iii.a material and sustained diminution to Participant’s duties and responsibilities as in effect immediately following a Change in Control;
provided that any of the events described in clauses (i)-(iii) of this section shall constitute Good Reason only if Workday fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason and Participant resigns his or her employment within 30 days following expiration of such cure period; provided, further, that Good Reason shall cease to exist for an event on the 90th day following its initial occurrence, unless Participant has given Workday written notice thereof prior to such date.
The “Code” shall mean the Internal Revenue Code of 1986, as amended.

POLICY TERMINATION	The Change in Control Policy will be reviewed annually by the Compensation Committee, and may be amended or terminated by the Compensation Committee or Board of Directors.
SUCCESSORS
Workday shall require any successor (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Workday to expressly assume and agree to perform the obligations under this Policy in the same manner and to the same extent as Workday would be required to perform in the absence of such a succession of Workday. For all purposes of this Policy, the term “Workday” shall include any successor to Workday’s business and/or assets or which becomes bound by this Policy by operation of law.

EXCLUSIVE BENEFIT ELECTION
In order to be eligible to participate in the Change in Control Policy, the Participant must opt in to the Change in Control Policy and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.

280G BEST-OF PROVISION
If the benefits described in the Change in Control Policy constitute “parachute payments” within the meaning of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then at the Participant’s discretion, the benefits will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (taking into consideration applicable taxes, including the excise tax under Section 4999) would result in the receipt by Participant on an after-tax basis of the greatest amount of benefits (even if some of such benefits are taxable under Section 4999).